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                                 EXHIBIT 23(a)


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Energen Corporation on Forms S-8 and S-3 (File No. 2-89855), Form S-3 (File No. 33-41997) and Forms S-8 (File No. 33-27869, File No. 33-46641, File No.
33-48504, and File No. 33-48505) of our report, which includes an explanatory paragraph regarding the Company's change in method of accounting for certain other postretirement benefits and income taxes, dated October 26, 1994, on our audits of the consolidated financial statements of Energen Corporation as of September 30, 1994 and 1993, and for the years ended September 30, 1994, 1993, and 1992, which report is incorporated by reference in this Annual Report on Form 10-K.




Coopers and Lybrand L.L.P.
Birmingham, Alabama
December 28, 1994